Exhibit 99.1

Corporate Office
7700 France Avenue South, Suite 275
Edina, MN 55435
Phone: 952.893.3200
Fax: 952.893.0704
www.uhs.com

CONTACT:	Gary Blackford
Chairman and Chief Executive Officer
Universal Hospital Services, Inc.
(952) 893-3200

UNIVERSAL HOSPITAL SERVICES, INC. AND MEMORIAL HERMANN HEALTH CARE SYSTEM

ENTER INTO INFUSION MANAGEMENT PACT

Edina, Minn.—(BUSINESS WIRE)— September 16, 2008 — Universal Hospital Services (UHS) , a leading equipment lifecycle management company, and Memorial Hermann Health Care System announced today a pact for UHS to implement and manage state of the art infusion systems across Memorial Hermann’s system of hospitals. The pact anticipates that UHS will manage all infusion devices, freeing Memorial Hermann nurses and staff from day to day equipment management duties and allowing them to focus more on patient care. UHS has been a leader in infusion management, allowing hospitals to lower capital and operating costs, increase nurse productivity and satisfaction, and improve patient safety and clinical outcomes.

“This completes an extensive analysis of our infusion options at Memorial Hermann” said Dan Humphrey, System Executive of Supply Chain Management, “UHS is the clear leader in infusion management. They bring over 70 years of experience, and have made the investments in technology and processes to effectively manage this highly technical category of medical equipment. We look forward to a productive partnership with UHS.”

The agreement anticipates implementation of UHS’ Asset Management Partnership system in each Memorial Hermann facility over the next several months. UHS would manage infusion equipment with on site personnel for seven years.  Memorial Hermann will have the flexibility to upgrade infusion technology over the term of the agreement, ensuring that its facilities maintain state of the art clinical equipment for their caregivers and patients.

About Universal Hospital Services, Inc.

Universal Hospital Services, Inc. is a leading medical equipment lifecycle services company.  UHS offers comprehensive solutions that maximize utilization, increase productivity and support optimal patient care resulting in capital and operational efficiencies. UHS currently operates through more than 75 offices, serving customers in all 50 states and the District of Columbia.

Universal Hospital Services, Inc.

7700 France Avenue South, Suite 275

Edina, MN  55435

952-893-3200

www.uhs.com